Exhibit 99.1

Egan-Jones, A Leading Proxy Advisory Firm, Joins Institutional Shareholder Services (“ISS”) In
Recommending Zale Corporation Stockholders Vote “FOR” Proposed Transaction With Signet
Jewelers

Zale Urges Stockholders to Vote “FOR” the Signet Transaction that Provides Zale Stockholders with Compelling Value

DALLAS – May 27, 2014 – Zale Corporation (“Zale” or the “Company”) (NYSE: ZLC) today announced that a second leading independent proxy advisory firm, Egan-Jones Proxy Services (“Egan-Jones”), has recommended that Zale stockholders vote “FOR” the proposed transaction with Signet Jewelers Limited (“Signet”) at Zale’s special meeting of stockholders scheduled for May 29, 2014.

In recommending that all Zale stockholders vote “FOR” the proposed transaction, Egan-Jones stated in its May 23, 2014 report:

“Based on our review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value. After careful consideration, we believe that approval of the merger agreement is in the best interests of the Company and its shareholders and its advantages and opportunities outweigh the risks associated to the transaction… We recommend a vote “FOR” this Proposal.”*

As previously announced on May 22, 2014, ISS, a leading independent proxy voting and corporate governance advisory firm, also recommended that all Zale stockholders vote “FOR” the Signet transaction.  In its May 22, 2014 recommendation, ISS stated:

“Given the significant premium of the current offer to an already-healthy share price, which had appreciated considerably over the prior year, and represented a premium on key valuation multiples to other industry competitors; the board’s arguments that the business plan projections represent very difficult stretch targets intended to challenge management rather than guide investors; the company’s most recent quarterly results, reported Tuesday, which beat expectations on EBITDA and EPS but missed on revenue, the key metric on which the business plan predicated the bulk of its margin expansion over the next two years; and the potentially significant downside risk – both in trading prices over the near term and in achievement of the strategic plan over the next several years – a vote FOR the transaction is warranted.”*

The special meeting is scheduled for May 29, 2014, at 8:00 a.m. local time, at the Company’s executive offices, 901 West Walnut Hill Lane, Irving, Texas 75038.  Zale stockholders of record as of the close of business on April 30, 2014, will be entitled to notice of, and to vote at, the special meeting.

The Zale Board of Directors unanimously recommends that Zale stockholders vote “FOR” the proposed transaction. Under the terms of the agreement, Zale stockholders will receive $21.00 per share in cash for each share of Zale common stock owned.

YOUR VOTE IS IMPORTANT – PLEASE VOTE FOR THE SIGNET TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own. The affirmative vote of holders of a majority of Zale’s outstanding shares is required to approve the proposal to adopt the merger agreement. Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement. Please take a moment to vote “FOR” the proposal to adopt the merger agreement today - by telephone, by Internet or by signing, dating and returning the proxy card.

For more information, please see Zale’s definitive proxy statement, which was filed with the SEC on May 1, 2014.  Zale urges all stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why the Zale Board approved the merger agreement.  Stockholders who have any questions or need assistance voting their shares should contact Zale’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 488-8095 or via email at zale@dfking.com.

* Permission to use quotations from the Egan-Jones and ISS reports was neither sought nor obtained.

About Zale
Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,630 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Safe Harbor for Forward-Looking Statements

Any statements in this communication about Zale’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the proposed acquisition of Zale by Signet (the “proposed transaction”) and the expected timetable for completing the proposed transaction that are not historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the proposed transaction on the expected timetable or at all; the conditions to the completion of the proposed transaction, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees of Zale may be difficult; Zale is subject to intense competition and increased competition is expected in the future; and general economic conditions that are less favorable than expected. Additional information and other factors are contained in Zale’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above and other risk factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, based on information available to Zale as of the date hereof, and Zale disclaims any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Investors and Press Contacts:

Roxane Barry
Zale Corporation
Director of Investor Relations
1 (972) 580-4391

Kristian Klein
D.F. King & Co., Inc.
1 (212) 232-2247

Matthew Sherman, Kelly Sullivan, Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
1 (212) 355-4449